UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D. C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 Or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 9, 2016

Growblox Sciences, Inc.
(Exact name of Registrant as specified in its charter)

Delaware (State or other Jurisdiction of Incorporation or organization)	000-55462 (Commission File Number)	59-3733133 (IRS Employer I.D. No.)

3550 W. Teco Avenue
Las Vegas, Nevada 89118
Phone: (844) 843-2569
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

N/A
(Former name, former address and former fiscal year, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule l 4a- l 2 under the Exchange Act ( 17 CFR 240. l 4a- l 2)

☐ Pre-commencement communications pursuant to Rule l 4d-2(b) under the Exchange Act (17 CFR 240. l 4d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240. l 3e-4(c))

ITEM 1.01 Entry into a Material Definitive Agreement.

On August 4, 2016, the Company entered into the Second Omnibus Amendment ("Amendment") of its existing agreements with Pacific Leaf Ventures, LP ("Pacific Leaf").  The Amendment eliminates Pacific Leaf's option to purchase up to a 20% membership interest in GB Sciences Nevada LLC, a wholly owned subsidiary of the Company ("GBS") and reduces Pacific Leaf's existing royalty rate to 16.4% of the gross sales revenue of GBS.  It also caps maximum aggregate royalty payments to be made to Pacific Leaf at $2,420,000 with respect to any calendar year. In consideration of the amended terms, Pacific Leaf will receive 1,000,000 shares of the Company's common stock and a five-year warrant to purchase 1,500,000 shares of the Company's common stock at $0.36 per share.

On August 9, 2016, the Company finalized a settlement agreement in final disposition of the lawsuit filed by the Company on April 2, 2014, in the United States District Court for the Southern District of New York.  The suit is more particularly described in Part I, Item 3 of the Company's Annual Report on Form 10-K filed by the Company with the Securities and Exchange Commission on July 14, 2016.  The Company's obligation under the agreement is to issue 1,400,000 shares of restricted common stock to certain non-affiliates of the Company.

ITEM 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On August 5, 2016, the Company's Board of Directors accepted the resignation of John Poss as Chief Financial Officer of the Company and appointed Ksenia Griswold as the Company's Vice President and Chief Financial Officer. Mr. Poss will continue to serve as the President, Chief Executive Officer, and Chief Operating Officer of the Company. Ms. Griswold has been serving as the controller of the Company since November, 2015.  For the five years prior to that time beginning in October, 2010, she worked in the Las Vegas, Nevada office of Ernst & Young, LLP.  At the time of her departure from Ernst & Young, she was audit manager.  It is expected that an amendment to Ms. Griswold's employment agreement and compensation will be negotiated during the upcoming fiscal quarter.
ITEM 8.01 Other Events

The Company recently completed a $3,000,000 private placement of its common stock.

SIGNATURE PAGE

Pursuant to the requirement of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Growblox Sciences, Inc.

Dated: August 10, 2016	By:	/s/ John Poss
John Poss
Chief Executive Officer

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